Exhibit 99.1

U.S. Well Services Finalizes Amendment to Senior Secured Term Loan and $21 Million Sale of Convertible Preferred Stock

HOUSTON, April 1, 2020 (GLOBE NEWSWIRE) - - U.S. Well Services, Inc. (Nasdaq: USWS) today announced it has entered into an Amended and Restated Senior Secured Term Loan Credit Agreement (the “Amended Term Loan Facility”) with CLMG Corp. (the “Lenders”) that provides for a suspension of scheduled principal and interest payments for 24 months. Under the terms of the Amended Term Loan Facility, U.S. Well Services’ next scheduled principal and interest payment to the Lenders will be due June 30, 2022. Concurrently, U.S. Well Services sold $21 Million of newly issued Series B Redeemable Convertible Preferred Stock (the “Preferred Stock”) through a private placement with institutional investors (the “Private Placement”), using proceeds from the Private Placement to fund the $20 Million cash portion of an extension fee payable to the Lenders.

“This series of transactions significantly strengthens U.S. Well Services’ liquidity profile and balance sheet in a challenging market environment,” said Kyle O’Neill, Chief Financial Officer. “We believe that this enhancement to the Company’s capital structure, in combination with our recent cost reduction measures, positions U.S. Well Services to continue delivering on behalf of its customers and create value for shareholders.”

“U.S. Well Services has acted swiftly in response to the rapid deterioration in market conditions,” commented Joel Broussard, Chief Executive Officer. “We recently made the difficult decision to significantly reduce headcount and compensation in order to rationalize the Company’s cost structure in light of the current market. The suspension of principal and interest payments on our senior secured term loan for eight quarters further improves U.S. Well Services’ financial position and ability to generate cash flow in a challenging operating environment.”

Pursuant to the terms of the Amended Term Loan Facility, the interest rate on the term loan will be reduced to 0.0% and scheduled principal amortization payments will be suspended for the period beginning April 1, 2020 and ending March 31, 2022. Beginning April 1, 2022, the Amended Term Loan Facility will resume incurring interest at the applicable LIBOR rate, subject to a 2.0% floor, plus 8.25%, and scheduled quarterly principal amortization payments equal to 0.5% of the initial principal balance of the loan. Additionally, the maturity date for the Amended Term Loan Facility will be extended by 18 months to December 5, 2025. In exchange for amending the term loan facility, the Lenders received an extension fee comprised of a $20 Million cash payment, $1.05 Million of newly issued Preferred Stock and approximately 5.5 million shares of U.S. Well Services’ Class A Common Stock.

Upon closing of the Private Placement, the institutional investors received an aggregate of 21,000 shares of the Preferred Stock that have a $1,000 liquidation preference per share, subject to certain adjustments. In addition, in connection with its entry into the Amended Term Loan Facility, the Company issued an additional 1,050 shares of the Preferred Stock to the Lenders thereunder. The holders of the Preferred Stock will receive dividends on the then-applicable liquidation preference at an annual rate of 12.0% until May 24, 2021, and 16.0% thereafter. The Preferred Stock is convertible into U.S. Well Services Class A Common Stock at a price of $0.308 per share.

Simmons Energy, A Division of Piper Sandler, acted as exclusive financial advisor to the Special Committee of the Board of Directors for U.S. Well Services, Inc.

This press release is neither an offer to sell nor a solicitation of an offer to purchase the securities described herein.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally-supplied natural gas, including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies, including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. Information on our website is not part of this release.

Forward-Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the private placement and the use of proceeds and the expected impact of the transactions on the Company’s financial position and prospects, if at all, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “believe,” “intend,” “estimate,” “project,” “plan,” “may,” “anticipate,” “will,” “should,” “could,” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, including the ability and willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non–OPEC countries, such as Russia, to set and maintain production levels and prices for oil, and the impact of epidemics, pandemics or other major public health issues, such as the COVID–19 coronavirus, as well as the other risks, uncertainties and assumptions identified in this release or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Risk Factors” in its annual report on Form 10-K filed on March 5, 2020 and in our quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors.

Contacts:

U.S. Well Services

Josh Shapiro

Vice President, Finance and Investor Relations

IR@uswellservices.com

Dennard Lascar Investor Relations

Lisa Elliott

(713) 529-6600

USWS@dennardlascar.com

Source: U.S. Well Services, Inc.